UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2018

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933  (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On various dates commencing April 5, 2018, the Company entered into new employment agreements, in each case effective April 1, 2018 (the “Employment Agreements”), with John W. Garratt, Executive Vice President and Chief Financial Officer (dated April 6, 2018), Jeffery C. Owen, Executive Vice President, Store Operations (dated April 5, 2018), Robert D. Ravener, Executive Vice President and Chief People Officer (dated April 5, 2018), and Rhonda M. Taylor, Executive Vice President and General Counsel (dated April 5, 2018) (collectively, the “Named Executive Officers”). The Employment Agreements replace the employment agreements that were in place between the Company and each of the Named Executive Officers.

The initial term of each of the Employment Agreements extends until March 31, 2021, unless earlier terminated in accordance with the provisions of the Employment Agreement, subject to automatic month to month extensions for up to six months unless the Company gives written notice within the time frame set forth in the Employment Agreement that no extension or further extension, as applicable, will occur or unless certain other conditions specified in the Employment Agreement occur.

Each of the Employment Agreements provides for various customary business protection provisions, including non-competition, non-solicitation, non-interference, non-disparagement, and confidentiality and non-disclosure provisions, facilitates the implementation of the Company’s clawback policy, and provides:

•

for a minimum annual base salary ($725,000 for Mr. Garratt, $656,510 for Mr. Owen, $582,288 for Mr. Ravener, and $571,673 for Ms. Taylor), which may be increased from time to time in the sole discretion of the Compensation Committee of the Company’s Board of Directors;

•

that incentive compensation shall be determined and paid under the Company’s annual bonus program for officers, as it may be amended from time to time, at each Named Executive Officer’s applicable grade level; and

•

that the applicable Named Executive Officer shall be entitled to receive executive perquisites, fringe and other benefits as are provided to officers at the same grade level as the applicable Named Executive Officer under any of the Company’s plans and/or programs in effect from time to time and shall be eligible to participate in those various Company welfare benefit plans, practices and policies in place during the term of the Employment Agreement to the extent allowed under and in accordance with the terms of those plans, as well as in any other benefit plans the Company offers to similarly-situated officers or other employees from time to time during the term of the Employment Agreement.

In addition, pursuant to each Employment Agreement, and subject to limited conditions set forth therein, if the Named Executive Officer is terminated by the Company without cause (as defined in the Employment Agreement) or if the Named Executive Officer resigns from the Company for good reason (as defined in the Employment Agreement), or if the Named Executive Officer resigns within 60 days after the Company’s failure to offer to renew, extend or replace the Employment Agreement before, at or within six months after the end of its original term or any term provided for in a written renewal or extension of the original term (with limited exceptions outlined in the Employment Agreement), he or she will receive (1) continued base salary payments for 24 months (subject to timing and form of payment provisions set forth in the Employment Agreement); (2) a lump sum payment of two times the amount of the average percentage of target bonus paid to the Named Executive Officer under the Company’s annual bonus program with respect to the Company’s two most recently completed fiscal years preceding the fiscal year in which the termination date occurs multiplied by the Named Executive Officer’s target bonus level and base salary applicable immediately preceding the termination (subject to certain additional calculation provisions set forth in the Employment Agreement); (3) a lump sum payment equal to two times the annual contribution that would have been made by the Company in respect of the plan year in which the termination occurs for his or her participation in the Company’s medical, pharmacy, dental and vision benefits programs; and (4) reasonable outplacement services, as determined and provided by the Company, for one year or until other employment is secured, whichever comes first.

The foregoing description of the Employment Agreements is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Form of Employment Agreement which is attached hereto as Exhibit 99 and incorporated by reference as if fully set forth herein.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

(a)Financial statements of businesses acquired.  N/A

(b)Pro forma financial information.  N/A

(c)Shell company transactions.  N/A

(d)Exhibits.  See Exhibit Index to this report.

EXHIBIT INDEX

Exhibit No.	Description

99	Form of Executive Vice President Employment Agreement with attached Schedule of Executive Vice Presidents who have executed the Executive Vice President Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 11, 2018	DOLLAR GENERAL CORPORATION

		By:	/s/ Rhonda M. Taylor
Rhonda M. Taylor
Executive Vice President and General Counsel